Exhibit 1.4

RULES OF THE BOARD OF CORPORATE AUDITORS

Established on June 29, 1994 Amended on April 1, 2002 Amended on October 29, 2003 Amended on September 8, 2004
Article 1.	(Purpose)
     Unless otherwise provided by the laws and regulations or the Articles of Incorporation, the matters concerning the Board of Corporate Auditors shall be governed by these Regulations
Article 2.	(Composition)
     The Board of Corporate Auditors shall be composed of all the Corporate Auditors.
Article 3.	(Purpose of the Board of Corporate Auditors)
     The Board of Corporate Auditors shall receive a report concerning important matters, deliberate or make resolutions. Provided, however, that foregoing does not prevent the execution of powers of each Corporate Auditor.
Article 4.	(Meetings to be Held)
     The meeting of the Board of Corporate Auditors shall be held once every month as a general rule, and an extraordinary meeting may be held from time to time whenever necessary.
Article 5.	(Chairperson and Person Entitled to Convene Meetings)
     1.   The Board of Corporate Auditors shall elect the chairperson of the Board of Corporate Auditors by voting among the Corporate Auditors.
     2.   The chairperson of the Board of Corporate Auditors shall convene and preside over meetings and perform any other duties entrusted to the chairperson by the Board of Corporate Auditors, subject to each Corporate Auditor’s exercise of his/her powers.

Exhibit 1.4

Article 6.	(Procedures for Convocation)
     1.   In order for a meeting of the Board of Corporate Auditors to be convened, notice thereof shall be dispatched to each Corporate Auditor at least three (3) days prior to the date of the meeting. Provided, however, that such period may be shortened if so required in urgent cases.
     2.   If the unanimous consent of all Corporate Auditors is obtained, a meeting of the Board of Corporate Auditors may be held without the procedures for convening meetings.
Article 7.	(Method of Resolution)
     1.   Resolutions of a meeting of the Board of Corporate Auditors shall be adopted by a majority vote of all Corporate Auditors, except a resolution of discharge of Independent Auditors pursuant to paragraph 2 of Article 13 and the consent of the Board of Corporate Auditors pursuant to paragraph 1 of Article 14.
     2.   Any matter for which a resolution of the Board of Corporate Auditors is required shall be determined through deliberations based on adequate information and materials.
Article 8.	(Resolution of Auditing Principles and Others)
     1.   Auditing plans shall be determined by resolution of the Board of Corporate Auditors after deliberation and shall be reported to the Board of Directors..
     2.   In addition to the matters set out in the preceding paragraph, the Board of Corporate Auditors may resolve any matters deemed to be necessary to perform the duties of the Corporate Auditors such as auditing principles, audit procedures, sharing of auditing.
Article 9.	(Reports to the Board of Corporate Auditors by Corporate Auditor)
     1.   The Corporate Auditors shall report the state of their execution of duties from time to time to the Board of Corporate Auditors and shall report when required by the Board of Corporate Auditors.
     2.   Any Corporate Auditor who has been reported to by the Independent Auditors, the Directors, the Executive Officers, the employees, subsidiaries or affiliated companies shall report thereof to the Board of Corporate Auditors.

Exhibit 1.4

Article 10.	(Reports from Independent Auditors or Directors, etc.)
     The Corporate Auditors may be reported to by Independent Auditors, Directors, Executive Officers, employees, subsidiaries or affiliated companies at the meeting of the Board of Corporate Auditors, when necessary.
Article 11.	(Measures to be held for Special Reports)
     1.   The Board of Corporate Auditors shall make necessary investigations and take measures appropriate to the situation in the case that any report was made by any of the Directors to the effect that the Company is likely to suffer significant damage.
     2.   The measures set out in the preceding paragraph shall also be taken in the case that any report was made by any of the Independent Auditors to the effect that any misconduct by a Director with respect to his business or any other material facts which contravene the provisions of laws, regulations and the Articles of Incorporation of the Company was found.
Article 12.	(Preparation of Audit Reports)
     1.   The Board of Corporate Auditors shall receive the financial statements and other documents from a Director and the audit reports of the Independent Auditors and other related documents from the Independent Auditors. The person who receives such documents shall be a full-time Corporate Auditor.
     2.   The Board of Corporate Auditors shall prepare the audit report of the Corporate Auditors after hearing reports from each Corporate Auditor on the matters to be described on such report after deliberation.
     3.   In the case that there is any differing opinion of any Corporate Auditor, such opinion shall be indicated in the audit report of the Corporate Auditors.
     4.   Each Corporate Auditor shall sign and affix his/her seal or alternatively affix his/her electronic signature on the audit report of the Corporate Auditors. Any full-time Corporate Auditor shall indicate or record such title thereon.
     5.   The audit report of the Corporate Auditors shall be submitted to the President.

Exhibit 1.4

Article 13.	(Resolution on Appointment, non-Reappointment and Discharge of Independent Auditors)
     1.   The following matters relating to appointment, non-reappointment and discharge of the Independent Auditors shall be determined by resolution of the Board of Corporate Auditors:
1)	to consent to the matters for resolution to be submitted to a general meeting of shareholders concerning appointment, non-reappointment or discharge of the Independent Auditors;

2)	to request that matters concerning appointment, non-reappointment or discharge of the Independent Auditors be matters for resolution to be submitted to a general meeting of shareholders;

3)	to request the matters for resolution to be submitted to a general meeting of the shareholders at which the appointment of Independent Auditors is to be resolved; and

4)	to appoint any person to temporarily assume the duty of the Independent Auditors in case of a lack of such Independent Auditors.
     2.   In the case that the Board of Corporate Auditors determines to discharge the Independent Auditors pursuant to any provisions of laws and regulations, a unanimous resolution of the Board of the Corporate Auditors shall be required. In such case, a Corporate Auditor appointed by the Board of Corporate Auditors shall report on and explain the reason for such discharge at the first general meeting of shareholders to be held after such discharge.
Article 14.	(Unanimous Resolution of Board of Corporate Auditors and resolution concerning Appointment of Corporate Auditors)
     1.   The consent of Board of Corporate Auditors to the following matters shall be resolved unanimously:
1)	to a proposal that the Board of Directors intends to submit to a general meeting of shareholders for the exemption of a Director from liability;

2)	to a proposal that the Board of Directors intends to submit to a general meeting of shareholders for modification of the Articles of Incorporation to provide that the Directors may be exempted from liability by resolution of the Board of Directors;

3)	to a proposal that a Director intends to submit to a meeting of the Board of Directors based on the provisions of the Articles of Incorporation, for the exemption of a Director from liability;

4)	to a proposal that the Board of Directors intends to submit to a general meeting of shareholders for modification of the Articles of Incorporation to provide that the Company may enter into an agreement with an outside Director for his/her exemption from liability; and

5)	to the Company’s participation in a derivative lawsuit to assist a defendant Director.

Exhibit 1.4

     2.   The following matters relating to appointment of the Corporate Auditors shall be determined by resolution of the Board of Corporate Auditors:
1)	to consent to the matters to be submitted for resolution to a general meeting of shareholders concerning appointment of the Corporate Auditors;

2)	to request that matters concerning appointment of the Corporate Auditors be matters to be submitted for resolution to a general meeting of shareholders; and

3)	to request matters to be submitted for resolution to a general meeting of the shareholders at which the appointment of the Corporate Auditors is to be resolved.
Article 15.	(Deliberation on Execution of Duty of Corporate Auditors)
     The Corporate Auditors may deliberate at the meeting of the Board of Corporate Auditors before their exercise of rights and execution of duties with respect to the following matters:
1)	any explanation in the case that any question in writing was made to the Corporate Auditors by any shareholder prior to the general meeting of the shareholders;

2)	any report to the Board of Directors and request of convocation of a meeting of the Board of Directors and any matters related thereto;

3)	any report of their opinion with respect to the matters for resolution or other materials to be submitted to the general meeting of shareholders;

4)	any request for injunction against an act of the Directors;

5)	any statement at a general meeting of the shareholders with respect to the appointment, discharge, resign and remuneration of the Corporate Auditors;

6)	any matter concerning lawsuits between the Company and a Director; and

7)	any other matters including filing of lawsuits.
Article 16.	(Deliberation on Mutual Election of Full-time Corporate Auditors and Remuneration of Corporate Auditors)
     Deliberation for mutual election of any full-time Corporate Auditor and for remuneration of Corporate Auditors may be made at a meeting of the Board of Corporate Auditors when all the Corporate Auditors agree to hold such deliberation.
Article 17.	(Minutes)
     1.   The substance and results of the proceedings of a meeting of the Board of Corporate Auditors shall be stated or recorded in minutes, to which the Corporate Auditors present shall affix their respective names and seals or electronic signature.
The provisions for handling the minutes of the meeting of the Board of Directors shall be applied, mutatis mutandis, to the handling of the minutes of the meetings of the Board of Corporate Auditors

Exhibit 1.4

     2.   The Company shall keep the minutes set out in the preceding paragraph at the head office of the Company for ten (10) years.
Article 18.	(Administration Office)
     The administration of the Board of Corporate Auditors including convocation and preparing the minutes of a meeting of the Board of Corporate Auditors and any other operational matters relating thereto shall be handled by the Corporate Auditor Division.
Article 19.	(Sarbanes-Oxley Act of 2002)
     Any of the requirements with respect to “audit committees” in the U.S. under the Sarbanes-Oxley Act may be fulfilled by the Board of Corporate Auditors in their place. Those requirements which the Board of Corporate Auditor undertakes to fulfill shall be determined by an internal regulation of the Board of Corporate Auditors from time to time together with required procedural rules.
Article 20.	(Amendments and Abolishment)
     Any amendment to or abolishment of these Regulations shall be made by the Board of Corporate Auditors after deliberation with the relevant Representative Directors.